Exhibit 99.1

HEARTLAND EXPRESS ACQUIRES INTERSTATE DISTRIBUTOR CO.
NORTH LIBERTY, IA – July 6, 2017 – Heartland Express, Inc. (NASDAQ: HTLD) (“Heartland”), one of North America’s largest and most profitable truckload transportation companies, announced today that it has acquired 100% of the outstanding stock of Interstate Distributer Co. of Tacoma, Washington (“IDC”) from Saltchuk Resources, Inc. (“Saltchuk”).
Highlights
•	IDC's truckload business generated approximately $325 million in total revenue during 2016.
•	IDC's Tacoma, Washington headquarters and national terminal network overlap substantially with existing Heartland locations and will be consolidated together over the near to medium term.
•	The transaction enterprise value of approximately $113 million includes approximately $94 million in cash for the equity, $23 million in assumed debt, and $4 million of acquired cash.
Company Comments
Michael Gerdin, Chairman, President, and CEO of Heartland, commented: “We are excited to add IDC's high quality drivers, experienced personnel, and strong customer base to Heartland's operations. Our first criterion is always safe and highly qualified professional truck drivers. IDC has an experienced driver base with improving safety results over the past several years, and we are impressed by their culture.  Additionally, IDC is an excellent operational fit, as its terminal network has nearly direct overlap with our current locations.  Heartland will gain significant additional traffic density in the West, and our stronger eastern network will improve service for IDC's customers in the East.
"Since expanding our footprint and density with the acquisition of Gordon Trucking, Inc. in late 2013, we have invested significantly in a new tractor and trailer fleet, returned our operating ratio to the low- to mid-80s, repaid all of the acquisition debt, and accumulated approximately $170 million in cash. With a strong operating base and confidence in the future, we have been carefully evaluating several acquisition candidates and ranked IDC at the top because of the direct path to achieving synergies.  I would like to thank Mark Tabbutt and his colleagues at Saltchuk, as their integrity and professionalism made for a smooth and successful transaction process.”
Mark Tabbutt, Chairman of Saltchuk, commented:  "Since acquiring IDC in 2012, we have made significant investments in IDC's fleet, personnel, and business practices. We are very proud of the advancements in safety and customer service on our watch and we appreciate the efforts of IDC's management to improve the business.  Ultimately, we decided to look for a new home for Interstate to allow us to focus investment in other areas of our business. Heartland offered not only a strategic fit for the business that would allow it to grow, but a good cultural match for the team. As we announce this next chapter for IDC, I would like to thank all of the IDC employees for their service to Saltchuk, as they have made us proud."

About the Transaction
Heartland acquired 100% of IDC's outstanding stock from Saltchuk for cash.  The enterprise value of the transaction was approximately $113 million.  The transaction was funded through $94 million of Heartland's existing cash, plus assumption of approximately $23 million of IDC's debt, and acquisition of $4 million in cash on IDC’s balance sheet. Heartland expects to pay off all of IDC’s debt after closing.  After funding the transaction, including repayment of assumed debt but excluding funding of certain insurance reserves with restricted cash, Heartland will remain debt-free, with substantial liquidity and financial flexibility from a remaining cash balance of over $50 million and $170 million of availability on its revolving line of credit.
From a tax perspective, Heartland will obtain an increase in the basis of IDC’s physical assets, depreciation of which will be tax deductible over the remaining useful lives.  Heartland’s purchase accounting remains ongoing and, depending on the planned schedule for refreshing IDC's fleet, the carrying values of the physical assets could be reduced versus the values previously recorded by IDC due to shorter useful lives.  Any intangibles recorded will be tax deductible over 15 years.  Actual cash tax savings will depend on the final purchase price allocation, the amount and timing of future taxable income and deductions, changes in law, and other factors.
The purchase agreement contains customary terms and conditions, including an invested capital true up as of June 30, 2017. The parties will provide certain post-closing services to each other under transition services and other agreements.
About Interstate Distributor Co.
IDC was founded in 1933 and provides primarily dry van truckload transportation services, including local, regional, dedicated, and transcontinental services. The company’s primary operating territories are the western and southeastern United States.  IDC employs primarily experienced professional truck drivers and provides customers a high level of service.  In each of the last three years, IDC was recognized as one of the top three safest fleets in America by the Truckload Carriers Association and has consistently been recognized as one of the Best Fleets to Drive For by CarriersEdge.

IDC's truckload business generated approximately $325 million in total revenue for 2016, including fuel surcharge revenue. IDC generated an operating loss for 2016 and expects an operating loss for the six months ended June 30, 2017.
IDC's fleet consists of approximately 1,350 company tractors, 220 tractors supplied by independent contractors, and 4,700 trailers.  The company tractors have an average age of approximately 3.0 years, and the trailers have an average age of approximately 7.5 years.
IDC’s diverse customer base covers end markets such as retail, food and beverage, consumer products, and transportation and logistics, including more than 60 Fortune 500 companies. No single customer accounted for more than 5% of IDC’s total revenue in 2016.  Of IDC's top 10 customers in 2016, only three were in the top 10 customers of Heartland for the same period.
Expected Synergies and Integration Plan
Heartland expects to integrate IDC into Heartland's existing operations and operate under the Heartland brand soon after closing.  Administrative, sales and marketing, pricing, recruiting, safety, accounting, information technology, and similar functions will be combined using personnel from both companies to provide seamless service to customers and drivers.
The overlapping Heartland and IDC locations largely will be consolidated over the next 18 months.  Regions with overlap of significant facilities include Seattle-Tacoma, Oregon, Southern California, Phoenix, and Nashville. In addition, numerous IDC drop yards will no longer be needed, as Heartland has a footprint of 21 terminal locations across the U.S. that will be utilized along with numerous drop locations.
From a fleet perspective, Heartland expects to invest in refreshing IDC's tractor and trailer fleet to bring the average age closer to Heartland's normal fleet age.  Heartland's warranty, maintenance, and operating practices with respect to equipment will be implemented.  In addition, purchasing economies in equipment, fuel, tires, parts, over the road services, and other areas are expected.

Because of the overlap of facilities and operating territories, the overall capacity of the companies will be available to the combined customer base.  We expect substantial opportunities to use greater lane density to improve utilization and yields through more efficient dispatch and capacity allocation.
Based on expected synergies, the transaction is expected to be accretive to Heartland's earnings in the first full quarter of operations.
Advisors
Scudder Law Firm, P.C., L.L.O. served as transaction and legal advisor to Heartland. Zachary Scott & Co. served as financial advisor, and Garvey Schubert Barer served as legal counsel, to IDC.
Investor Call
Heartland will conduct a live conference call the morning of Friday, July 7, at 8:00 am Eastern Time. The dial-in number is 1-877-410-5657, access code 28539. Heartland representatives will include Heartland's CEO Michael Gerdin, Heartland's CFO John Cosaert, and Heartland’s Vice President of Finance, Chris Strain. Heartland representatives will be referring to a slide presentation that will be available at www.heartlandexpress.com/investors and on Form 8-K filed with the U.S. Securities and Exchange Commission.
About Heartland
Heartland Express, Inc. is an irregular route truckload carrier based in North Liberty, Iowa, serving customers with shipping lanes throughout the United States. Heartland focuses on medium to short haul regional freight, offering shippers industry-leading safety and superior on-time service so they can achieve their strategic goals. Since its initial public offering in 1986, Heartland has grown from approximately $20 million in revenue to one of North America’s largest, most profitable, and best capitalized truckload carriers. Heartland has been recognized 18 times by Forbes Magazine as one of the Top 200 Best Small Companies in America, as well as being ranked by Logistics Management Magazine 13 times as one of the Best Truckload Carriers in America. More information about Heartland can be found on the company website at www.heartlandexpress.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements generally may be identified by words such as “anticipates,” “believes,” “estimates,” “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “could,” “may,” and terms and phrases of similar substance. In this press release, forward-looking statements cover matters such as expected revenues, expenses, synergies, capital expenditures, fleet age, cash and debt balances, purchase accounting, tax effects, locations, and future operations.  Forward-looking statements are based upon the current beliefs and expectations of Heartland’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by Heartland in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Heartland disclaims any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.
Contact: Michael Gerdin, Chief Executive Officer, or John P. Cosaert, Chief Financial Officer – (319) 626-3600
Back to Form 8-K